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          CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




The Board of Trustees
ING Partners, Inc.:

We consent to the references to our firm under the headings "Shareholder Infomation" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.


                                /s/KPMG LLP



Boston, Massachusetts
December 6, 2005